CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aquila Three Peaks Opportunity Growth Fund (formerly Aquila Rocky Mountain Equity Fund) and to the use of our report dated February 26, 2010 on the financial statements and financial highlights of Aquila Rocky Mountain Equity Fund.   Such financial statements and financial highlights appear in the 2009 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
October 13, 2010

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